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                                                                  EXHIBIT 11.1

                         FLEXTRONICS INTERNATIONAL LTD.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                        MARCH 31,
                                                              ----------------------------
                                                               1995       1996       1997
                                                              -------   -------    -------
         Shares issued and outstanding                         11,404    12,684     14,299
         Common Stock Equivalent Warrants and Stock Options       699         0        578
                                                              -------   -------    -------
                                                               12,103    12,684     14,877
                                                              -------   -------    -------
         Net income/(loss) after extraordinary gain           $ 6,156   (15,132)     7,463
         Extraordinary gain                                        --        --         --
         Net income/(loss) after extraordinary gain           $ 6,156   (15,132)   $ 7,463
                                                              -------   -------    -------
         Earnings per share:
         Net income/(loss) before extraordinary gain          $  0.51   $ (1.19)   $  0.50
         Extraordinary gain                                        --        --         --
         Net income/(loss) after extraordinary gain           $  0.51   $ (1.19)   $  0.50
                                                              -------   -------    -------


        Note:

        Net income is computed using the weighted average number of Ordinary Share equivalents outstanding during the respective periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options computed using the treasury stock method.

        The computations of the respective years give retroactive effect to the acquisition of nCHIP, Inc. which was accounted for under the pooling of interest method. Hence, the number of share equivalents and net income are restated as if the acquisition took place on April 1, 1993.





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